Exhibit 23.1



                   CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in this Registration Statement (Form S-8) of RJR Nabisco Holdings Corp. pertaining to the Savings and Investment Plan for Employees of R.J. Reynolds Tobacco Company in Puerto Rico of our report dated February 1, 1994 (except with respect to the subsequent event discussed in Note 17, as to which the date is February 24, 1994), appearing in the Annual Report on Form 10-K of RJR Nabisco Holdings Corp. for the year ended December 31, 1993.





Deloitte & Touche
New York, New York
June 30, 1994